Exhibit 99.1

PRESS RELEASE

DOLLAR TREE REAFFIRMS THIRD QUARTER SALES GUIDANCE AND PROVIDES HURRICANE UPDATE

CHESAPEAKE, Va. - October 6, 2005 - Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s largest $1.00 discount variety store chain, reaffirmed third quarter sales guidance on a pre-recorded message by Kent Kleeberger, Dollar Tree’s Chief Financial Officer.

In the message, Mr. Kleeberger stated that, as of October 6, 2005, third quarter sales may be characterized as in line with the Company’s previously announced sales guidance of $775 to $800 million.

The message also provided an update regarding the financial impact of Hurricane Katrina and Hurricane Rita. Mr. Kleeberger noted that while the Company’s third quarter sales did not appear to be materially impacted by these storms, fourteen stores sustained heavy damages. These damages include inventory losses, leasehold and equipment destruction, and significant structural repairs. The amount of loss is estimated to be in the range of $4.5 to $5.5 million, or approximately $0.03 per share, most of which is likely to be incurred in the third quarter. Previous earnings guidance for the third quarter and fiscal year 2005 should be adjusted accordingly.

Interested parties may dial 757-321-5873 for the Company’s pre-recorded message.

As of October 6, 2005, Dollar Tree operated 2,884 stores in 48 states, compared to 2,646 stores in 48 states at October 4, 2004.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. For example, our forward-looking statements include statements regarding our expectations for third-quarter 2005 sales, third-quarter earnings per share, fiscal year earnings per share, and the loss related to hurricane damages. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10 - K filed April 14, 2005 and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Report on Form 10-Q filed September 8, 2005. Also, carefully review "Risk Factors" in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward - looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward - looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT: Dollar Tree Stores, Inc., Chesapeake
                      Kent Kleeberger
                      757-321-5000
                     www.DollarTree.com